Exhibit 99.1

IMMEDIATE RELEASE CONTACTS: Brent Larson, Sr. Vice President & CFO (614) 822-2330	November 10, 2010 Gene Marbach Makovsky + Company (212) 508-9645

NEOPROBE ANNOUNCES THIRD QUARTER 2010 RESULTS

Revenues Up 6% and Gross Profit Increases 10% Year-to-date

— Business Update / Quarterly Conference Call Set for Today at 4:30 PM ET —

DUBLIN, OHIO – November 10, 2010 — Neoprobe Corporation (OTCBB: NEOP - News), a diversified developer of innovative oncology surgical and diagnostic products, today announced consolidated results for the third quarter of 2010 and for the nine-month period ended September 30, 2010.

Neoprobe’s revenues for the third quarter of 2010 were $2.3 million compared to $2.6 million for the third quarter of 2009, an 11% decrease as revenues in the third quarter of 2009 were unseasonably high and included initial stocking orders for new products.  Gross profit remained steady at $1.7 million for the third quarter of 2010 compared to the third quarter of 2009 despite the decline in revenues.  Third quarter 2010 operating expenses were $3.9 million compared to $2.0 million for the third quarter of 2009, primarily as a result of the Company’s continued investment in its Lymphoseek® drug initiative.  Loss from operations for the third quarter of 2010 was $2.2 million compared to $324,000 for the third quarter of 2009.

For the third quarter of 2010, Neoprobe reported a net loss attributable to common stockholders of $2.4 million, or $0.03 per share, compared to a net loss attributable to common stockholders of $25.1 million, or $0.34 per share, for the third quarter of 2009.  As discussed more fully below, the net losses attributable to common stockholders for the third quarter of 2009 include significant non-cash losses aggregating $22.6 million.  These non-cash losses were due to the extinguishment accounting treatment related to the modification of certain terms of the Company’s convertible debt, preferred stock and related warrants in July 2009 as well as mark-to-market adjustments related to derivative accounting treatment required for certain financial instruments on the Company’s balance sheet, most of which were modified in the July 2009 transaction.

Year-to-date revenues for the nine-month period ended September 30, 2010 were $7.5 million compared to $7.1 million for the same period in 2009, a 6% increase.  Gross profit was $5.2 million for the nine-month period ended September 30, 2010 compared to $4.7 million for the same period in 2009, a 10% increase.  Operating expenses for the nine-month period ended September 30, 2010 were $10.1 million compared to $6.1 million for the same period of 2009.  Neoprobe’s loss from operations for the nine-month period ended September 30, 2010 was $4.9 million compared to $1.4 million for the same period in 2009.

For the nine-month period ended September 30, 2010, Neoprobe reported a net loss attributable to common stockholders of $56.1 million, or $0.70 per share, compared to a net loss attributable to common stockholders of $39.5 million, or $0.56 per share, for the same period in 2009.  As discussed more fully below, the net loss attributable to common stockholders for the first nine months of 2010 and 2009 included significant non-cash losses and deemed dividends aggregating $50.4 million and $34.8 million, respectively.  In 2010, these non-cash charges were primarily due to the extinguishment accounting related to the June 2010 exchange of the Company’s previous convertible debt and preferred stock for a new series of preferred stock and to mark-to-market adjustments related to derivative accounting treatment required for certain financial instruments on the Company’s balance sheet.  In 2009, these non-cash charges included the extinguishment accounting related to the modification of certain terms of the Company’s convertible debt, preferred stock and related warrants and the mark-to-market adjustments related to derivative accounting treatment required for certain financial instruments on the Company’s balance sheet at that time.

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Brent Larson, Neoprobe’s Senior Vice President and CFO, said, “Revenue increased on a year-to-date basis despite being lower for the quarter than in the prior year.  Third quarter 2009 revenues were unseasonably high and included some initial stock orders on new products.  More importantly perhaps than the year-to-date revenue increase, our gross margins have continued to improve.  For the third quarter of 2010, gross margin rose to 73% of revenue compared to 64% for the third quarter of 2009 due to the receipt of grant funds, favorable pricing and lower material costs.  This positive margin movement in the third quarter contributed to an overall increase in our year-to-date gross margin of 69% for the nine months ended September 30, 2010 compared to 67% for the same period in the prior year.  We are pleased with our ongoing efforts to effectively manage our device business coupled with the non-dilutive contributions that our grant application efforts are starting to provide.”

David Bupp, Neoprobe’s President and CEO, said, “Our operating expenses during the first nine months of 2010 increased as a direct result of our progress in clinical, manufacturing and regulatory activities related to our Lymphoseek drug initiative.  We put in a great deal of effort in 2010 to be in a position to file our new drug application (NDA) for Lymphoseek.  That effort has served us well as we now expect to file the NDA shortly following the completion of patient enrollment in our ongoing NEO3-09 Phase 3 clinical trial in patients with breast cancer or melanoma.”

“We are pleased with the progress we’ve made with the clinical and regulatory pathway for Lymphoseek,” Bupp continued.  “We are also continuing our efforts to move our biologic development activities ahead to support a second advanced-stage clinical program with RIGScan™ CR. We have successfully completed the re-characterization of the RIGScan CR biologic agent and are now preparing an investigational new drug (IND) amendment and a Phase 3 clinical protocol to support the ongoing clinical development program.”

The following are some of the milestones achieved by Neoprobe so far in 2010:

•
Completion of a successful meeting with FDA to review the Phase 3 (NEO3-05) clinical study results and development plan discussion to support a NDA submission for Lymphoseek as a lymphatic-tissue tracing agent;

•	Completion of successful pre-NDA dialogue with FDA on Lymphoseek pre-clinical data;
•	Completion of successful pre-NDA dialogue with FDA on Lymphoseek chemistry, manufacturing and control data;
•	Election of two new directors to Neoprobe’s Board, bringing significant drug industry and corporate development expertise to the Company’s leadership;
•	Completion of exchange transactions that converted all of the Company’s outstanding debt to equity;
•	Initiation of a third Phase 3 Lymphoseek clinical study in patients with breast cancer or melanoma to support the filing of the NDA with the potential to expand Lymphoseek’s product labeling;
•	Achieved revenue and gross margin increases of 6% and 10%, respectively, for the first nine months of 2010 over 2009;
•	Completion of preliminary RIGS® development activities including transfer of biologic license application to CDER and preparation of an IND for the biologic product;
•	Received notice of grant awards totaling over $1.2 million to support Lymphoseek development through non-dilutive funding;

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•	Completion of a pre-NDA meeting for Lymphoseek clarifying the regulatory pathway for Lymphoseek approval;
•	Filed a complete response to the open biologic license application (BLA) for RIGScan CR;
•
Filing of a shelf registration on Form S-3 to allow the Company to raise capital as necessary through the sale of up to $20 million in a primary offering of securities to provide us with additional financial planning flexibility and to support the diversification of our share ownership to new institutions; and

•	Completion of a $6 million equity financing for working capital purposes and to support ongoing development efforts.

“In summary, our gamma detection device business continues to demonstrate positive performance,” Bupp continued.  “We had completed preparation of the Lymphoseek NDA last month without the clinical data from NEO3-09.  Since FDA would like the data filed with the primary NDA, we may have the opportunity to launch the product with the enhanced labeling.  We are encouraged with the biologic characterization information for the RIGS technology obtained to date.  Lastly, we believe our recently completed financing should buoy investor confidence regarding our ability to both reach our near-term milestones such as the commercialization of Lymphoseek and to take critical steps toward our longer term product development goals regarding RIGScan.”

Under the applicable accounting rules for complex financial instruments, embedded features in certain of the Company’s notes and preferred stock and the warrants to purchase common stock that have been issued from time to time have been considered derivative liabilities because these instruments contained language that provided for the resetting of the instruments’ exercise/conversion prices in the event that the Company issued common stock at prices below the exercise/conversion prices of the respective instruments.  Treatment of these instruments as derivative liabilities resulted in them being required to be reflected on the Company’s balance sheet at their fair values (i.e., marked to market) based on certain assumptions, including the trading price of the Company’s common stock.  As the share price of the Company’s common stock increased over a given period, significant mark-to-market adjustments were recorded as non-cash expenses in the Company’s statements of operations.  Neoprobe’s management believes that the inclusion of such mark-to-market adjustments in the Company’s financial results does not appropriately communicate the results of the Company’s operating performance and development activities to our investors.  As a result, Neoprobe’s management believes the ability of investors to analyze Neoprobe’s business trends and to understand Neoprobe’s performance may be better served from reviewing certain operational measures such as revenues, development expenses and income (loss) from operations.

On July 24, 2009, Neoprobe agreed with the holder of a majority of the instruments with derivative characteristics, Platinum-Montaur Life Sciences, LLC (Montaur), to eliminate the price reset features that had substantially caused the derivative treatment of the instruments thereby permitting the Company to effectively extinguish the majority of its derivative liabilities.  During the third quarter of 2009, the Company recorded $6.3 million in mark-to-market adjustments related to movement in the price of the Company’s common stock.  This contributed to a net total mark-to-market adjustment of $18.5 million being recorded for the first three quarters of 2009.  As a result of the extinguishment treatment associated with the elimination of the price reset features, the Company recorded $16.2 million in non-cash loss on the extinguishment during the third quarter of 2009 and reclassified approximately $27 million in derivative liabilities to additional paid-in capital.

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During June 2010, Neoprobe’s primary investor, Montaur, agreed to exchange all $10 million of its outstanding 10% senior secured convertible notes and all $3 million of its perpetual convertible preferred stock for a single new series of preferred stock convertible into 32.7 million common shares.  Under the terms of the transaction, Montaur’s $7 million Series A Convertible Secured Note (originally convertible into 17.1 million common shares), $3 million Series B Convertible Note (originally convertible into 8.3 million common shares) and Series A Convertible Preferred Stock (originally convertible into 6.0 million common shares) were exchanged for Series B Convertible Preferred Stock (the Series B Preferred, convertible into a total of 32.7 million shares).  As part of the consideration for the conversion, Neoprobe “prepaid” interest and dividends due through the original note maturity in December 2011 by agreeing to issue Series B Preferred which is convertible into 1.3 million shares of common stock on the conversion of the new Series B Preferred.  The Series B Preferred is convertible at the option of Montaur but carries no dividend and has no liquidation preference over the common stock.  The Series A Convertible Preferred Stock was convertible at the option of Montaur and paid an 8% dividend until converted.  Under the applicable accounting rules for financial instruments, the exchange transactions were accounted for as extinguishments of the old instruments which resulted in the Company recording non-cash losses on extinguishment of all of the Company’s secured debt of $41.7 million related to debt instruments and a deemed dividend of $8.0 million related to the retirement of the Series A Preferred Stock.  These charges accounted for the vast majority of the losses attributable to common stockholders for the nine-month period ended September 30, 2010, respectively.  Excluding these non-cash losses, we would have reported losses attributable to common stockholders $0.08 per share for the nine-month period ended September 30, 2010.

Neoprobe’s President and CEO, David Bupp, Senior Vice President, Pharmaceutical Research and Clinical Development, Dr. Frederick Cope, and Senior Vice President and CFO, Brent Larson, will provide a business update and discuss the third quarter of 2010 during a conference call with the investment community scheduled for later this afternoon at 4:30 PM ET.  The conference call can be accessed as follows:

Conference Call Information
TO PARTICIPATE LIVE:		TO LISTEN TO A REPLAY:
Date:	November 10, 2010	Available until:	November 24, 2010
Time:	4:30 PM ET	Toll-free (U.S.) Dial in # :	877-660-6853
		International Dial in # :	201-612-7415
Toll-free (U.S.) Dial in # :	877-407-8033	Replay Passcodes:
International Dial in # :	201-689-8033	Account #:	286
		Conference ID #:	360421

About Neoprobe
Neoprobe is a biomedical company focused on enhancing patient care and improving patient outcome by meeting the critical intraoperative diagnostic information needs of physicians and therapeutic treatment needs of patients.  Neoprobe currently markets the neoprobe® GDS line of gamma detection systems that are widely used by cancer surgeons.  In addition, Neoprobe holds significant interests in the development of related biomedical systems and radiopharmaceutical agents including Lymphoseek® and RIGScan® CR.  Neoprobe’s subsidiary, Cira Biosciences, Inc., is also advancing a patient-specific cellular therapy technology platform called ACT.  Neoprobe’s strategy is to deliver superior growth and shareholder return by maximizing its strong position in gamma detection technologies and diversifying into new, synergistic biomedical markets through continued investment and selective acquisitions.  www.neoprobe.com

Statements in this news release, which relate to other than strictly historical facts, such as statements about the Company’s plans and strategies, expectations for future financial performance, new and existing products and technologies, anticipated clinical and regulatory pathways, and markets for the Company’s products are forward-looking statements  The words “believe,” “expect,” “anticipate,” “estimate,” “project,” and similar expressions identify forward-looking statements that speak only as of the date hereof.  Investors are cautioned that such statements involve risks and uncertainties that could cause actual results to differ materially from historical or anticipated results due to many factors including, but not limited to, the Company’s continuing operating losses, uncertainty of market acceptance of its products, reliance on third party manufacturers, accumulated deficit, future capital needs, uncertainty of capital funding, dependence on limited product line and distribution channels, competition, limited marketing and manufacturing experience, risks of development of new products, regulatory risks and other risks detailed in the Company’s most recent Annual Report on Form 10-K and other Securities and Exchange Commission filings.  The Company undertakes no obligation to publicly update or revise any forward-looking statements.

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CONDENSED CONSOLIDATED BALANCE SHEETS
	September 30,	December 31,
	2010	2009
	(unaudited)
Assets:

Cash	$2,611,210	$5,639,842
Other current assets	3,732,746	2,977,323
Non-current assets	643,586	400,594

Total assets	$6,987,542	$9,017,759

Liabilities and stockholders' equity (deficit):

Current liabilities, including current portion of notes payable	$3,871,948	$2,402,647
Notes payable, long term (net of discounts)	-	10,945,907
Derivative liabilities	1,377,406	1,951,664
Other liabilities	622,370	587,393
Preferred stock	-	3,000,000
Stockholders' equity (deficit)	1,115,818	(9,869,852)

Total liabilities and stockholders' equity (deficit)	$6,987,542	$9,017,759

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CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended		Nine Months Ended
	September 30, 2010	September 30, 2009	September 30, 2010	September 30, 2009
	(unaudited)	(unaudited)	(unaudited)	(unaudited)

Total revenues	$2,303,530	$2,587,079	$7,525,278	$7,073,299
Cost of goods sold	626,630	927,587	2,327,251	2,330,032
Gross profit	1,676,900	1,659,492	5,198,027	4,743,267

Operating expenses:
Research and development	2,569,975	1,204,811	6,709,148	3,730,361
Selling, general and administrative	1,355,235	778,658	3,401,779	2,417,622
Total operating expenses	3,925,210	1,983,469	10,110,927	6,147,983

Loss from operations	(2,248,310)	(323,977)	(4,912,900)	(1,404,716)

Interest expense	(832)	(330,806)	(553,821)	(1,249,525)
Change in derivative liabilities	(87,753)	(6,334,479)	(671,360)	(18,539,318)
Loss on extinguishment of debt	-	(16,240,592)	(41,717,380)	(16,240,592)
Other income, net	2,308	1,775	3,491	13,852

Loss from continuing operations	(2,334,587)	(23,228,079)	(47,851,970)	(37,420,299)

Discontinued operations	(47,072)	(1,781,190)	(59,662)	(1,891,783)

Net loss	(2,381,659)	(25,009,269)	(47,911,632)	(39,312,082)

Preferred stock dividends	(25,000)	(60,000)	(8,181,745)	(180,000)

Loss attributable to common stockholders	$(2,406,659)	$(25,069,269)	$(56,093,377)	$(39,492,082)

Loss per common share (basic and diluted):
Continuing operations	$(0.03)	$(0.31)	$(0.70)	$(0.53)
Discontinued operations	$(0.00)	$(0.02)	$(0.00)	$(0.03)
Loss attributable to common stockholders	$(0.03)	$(0.34)	$(0.70)	$(0.56)

Weighted average shares outstanding:
Basic and Diluted	80,605,072	74,380,714	80,149,302	70,915,204

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